UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  June 10, 2013

The Bon-Ton Stores, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2801 E. Market Street, York, Pennsylvania 17402

(Address of principal executive offices)

(717) 757-7660

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events

The previously announced cash tender offers by The Bon-Ton Department Stores, Inc. (“Bon-Ton”), a wholly-owned subsidiary of The Bon-Ton Stores, Inc., for any and all of Bon-Ton’s outstanding 10¼% Senior Notes due 2014 (such notes, the “2014 Notes”) (such offer, the “2014 Notes Offer”) and up to $223 million of its 10 5/8% Senior Secured Notes due 2017 (such notes, the “2017 Notes” and, together with the 2014 Notes, the “Notes”) (such offer, the “2017 Notes Offer” and, together with the 2014 Notes Offer, the “Offers”), which were made upon the terms and conditions set forth in the Offer to Purchase dated May 13, 2013, expired at 12:00 midnight, New York City time, on June 10, 2013 (the “Expiration Time”).

As of the Expiration Time, $755,000 in aggregate principal amount of the 2014 Notes had been validly tendered and not withdrawn since 5:00 p.m., New York City time, on May 24, 2013 (the “Early Tender Time”) in addition to the $29.3 million in aggregate principal amount of the 2014 Notes that were tendered and not withdrawn prior to the Early Tender Time, and no 2017 Notes had been validly tendered and not withdrawn since the Early Tender Time in addition to the $187.7 million in aggregate principal amount of the 2017 Notes that were tendered and not withdrawn prior to the Early Tender Time.

Pursuant to the terms and conditions of the Offers, Bon-Ton has accepted for purchase and paid for all Notes validly tendered (and not validly withdrawn) prior to the Expiration Time, and holders of Notes (“Holders”) who tendered Notes prior to the Expiration Time but after the Early Tender Time received $976.25 per $1,000 in principal amount of Notes so tendered, plus accrued and unpaid interest to, but not including, June 11, 2013.

Pursuant to previously announced irrevocable notices of redemption given by Bon-Ton on May 28, 2013, Bon-Ton will redeem, on June 27, 2013, at 100.000% of their principal amount plus accrued and unpaid interest, (i) all of the 2014 Notes that remain outstanding following the expiration of the Offers and (ii) $85 million in aggregate principal amount of the 2017 Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 12, 2013

THE BON-TON STORES, INC.

By:	/S/ KEITH E. PLOWMAN
Keith E. Plowman
Executive Vice President and Chief Financial Officer